Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports Second Quarter 2023 Results
Second Quarter 2023 Highlights
•Net earnings per diluted share of $3.01
◦$2.94, excluding mark-to-market gains on technology investments
•Net earnings of $872 million
◦$852 million, excluding mark-to-market gains on technology investments
•Deliveries of 17,074 homes
•New orders of 17,885 homes with a dollar value of $8.2 billion
•Backlog of 20,214 homes with a dollar value of $9.5 billion
•Total revenues of $8.0 billion
•Homebuilding operating earnings of $1.2 billion
◦Gross margin on home sales of 22.5%
◦S,G&A expenses as a % of revenues from home sales of 6.7%
◦Net margin on home sales of 15.8%
•Financial Services operating earnings of $112 million
•Multifamily operating loss of $8 million
•Lennar Other operating loss of $18 million
•Homebuilding cash and cash equivalents of $4.0 billion
•Years supply of owned homesites of 1.7 years and controlled homesites of 70%
•No outstanding borrowings under the Company's $2.6 billion revolving credit facility
•Homebuilding debt to total capital of 13.3%
•Repurchased $158 million aggregate principal of Senior Notes due in fiscal year 2024
•Repurchased 2 million shares of Lennar common stock for $208 million
(more)

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Miami, June 14, 2023 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its second quarter ended May 31, 2023. Second quarter net earnings attributable to Lennar in 2023 were $872 million, or $3.01 per diluted share, compared to second quarter net earnings attributable to Lennar in 2022 of $1.3 billion, or $4.49 per diluted share. Excluding mark-to-market gains (losses) on technology investments in both years, second quarter net earnings attributable to Lennar in 2023 were $852 million or $2.94 per diluted share, compared to second quarter net earnings attributable to Lennar in 2022 of $1.4 billion or $4.69 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, “During the quarter, we continued to see the housing market normalize and recover from the Fed’s 2022 aggressive interest rate hikes in response to elevated inflation. As consumers have come to accept a “new normal” range for interest rates, demand has accelerated, leaving the market to reconcile the chronic supply shortage derived from over a decade of production deficits. Simply put, America needs more housing, particularly affordable workforce housing, and demand is strong when price and interest rates are affordable.”
Mr. Miller continued, "Against this backdrop, our second quarter earnings were $872 million, or $3.01 per diluted share, compared to $1.3 billion, or $4.49 per diluted share last year. This quarter’s results reflect the execution of our previously articulated operating strategies of pricing to market and meeting demand with affordable pricing and incentives. Accordingly, while our average sales price per home delivered was $449,000 in the second quarter, compared to almost $500,000 at the peak last year, our home deliveries were 17,074, up 3%, and our new orders were 17,885, up 1%, year over year. Our homebuilding gross margin started to bounce back in the second quarter to 22.5%, reflecting cost reductions, and with carefully managed homebuilding S,G&A expenses of 6.7%, led to a 15.8% net margin.”
“While our operating performance remains strong, we continue to strengthen and fortify our balance sheet and our future. We ended the quarter with homebuilding debt to capital of 13.3%, the lowest in our history, no borrowings on our $2.6 billion revolver and cash of $4.0 billion. With liquidity of $6.6 billion and cash on hand exceeding our debt, our balance sheet has never been in a stronger position.”
Rick Beckwitt, Co-Chief Executive Officer and Co-President of Lennar, said, "Much of our balance sheet and inventory management progress was driven by the execution of our land strategy, while simultaneously driving sales, deliveries and managing production. Our ending community count for the quarter was 1,263, which was up 3% over last year. We continued to make significant progress on our land light strategy. This was evidenced by our years supply of owned homesites improving to 1.7 years from 2.4 years and our controlled homesite percentage increasing to 70% from 68% year over year.”
Jon Jaffe, Co-Chief Executive Officer and Co-President of Lennar, said, "During the quarter, consistent with our strategy of cost control and cycle time reduction, our homebuilding machine continued to be intensely focused on carefully managing production. Our cycle time during the quarter was down slightly sequentially, and we believe it will decline further in the back half of the year as the improving supply chain and labor market will positively impact our production times. Our quarterly starts and sales pace were 5.3 homes and 4.8 homes per community,

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respectively, and we ended the second quarter with approximately 1,300 completed, unsold homes, about one home per community, demonstrating our focus on inventory management.”
Mr. Miller concluded, "Interest rates appear to have settled into a fairly steady, yet higher range, with the consumer digesting the current housing market, as evidenced by the strong spring selling season. As we always do, we are going to remain vigilant as the housing market continues to rebalance the interplay between short supply with strong demand. As we look ahead to our third quarter, we expect to deliver between 17,750 to 18,250 homes with a gross margin between 23.5% to 24.0%. For the full year 2023, we expect to deliver between 68,000 to 70,000 homes (up from our prior guidance of between 62,000 to 66,000 homes). We continue to fortify our balance sheet with significant liquidity and operate from a position of strength, repurchasing stock and reducing debt, thus enabling us to continue to execute on our core strategies and outperform in periods of growth as well as uncertainty.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2023 COMPARED TO
THREE MONTHS ENDED MAY 31, 2022
Homebuilding
Revenues from home sales decreased 4% in the second quarter of 2023 to $7.6 billion from $8.0 billion in the second quarter of 2022. Revenues were lower primarily due to a 7% decrease in average sales price of home deliveries, partially offset by a 3% increase in the number of home deliveries. New home deliveries increased to 17,074 homes in the second quarter of 2023 from 16,549 homes second quarter of 2022. The average sales price of homes delivered was $449,000 in the second quarter of 2023, compared to $483,000 in the second quarter of 2022. The decrease in average sales price of homes delivered in the second quarter of 2023 compared to the same period last year was primarily due to pricing to market and product mix.
Gross margins on home sales were $1.7 billion, or 22.5%, in the second quarter of 2023, compared to $2.4 billion, or 29.5%, in the second quarter of 2022. During the second quarter of 2023, gross margin decreased because revenues per square foot decreased year over year as the Company priced homes to market and costs per square foot increased primarily due to higher materials and labor costs. In addition, land costs increased year over year.
Selling, general and administrative expenses were $511 million in the second quarter of 2023, compared to $487 million in the second quarter of 2022. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 6.7% in the second quarter of 2023, from 6.1% in the second quarter of 2022, primarily due to an increase in the use of brokers in current market conditions.
Financial Services
Operating earnings for the Financial Services segment were $112 million, net of noncontrolling interests, in the second quarter of 2023, compared to $104 million in the second quarter of 2022. The increase in operating earnings was primarily due to a higher profit per locked loan in the Company's mortgage business as a result of higher margins, partially offset by lower lock volume. There was also an increase in profitability in the Company's title business primarily due to benefits of the Company's technology efforts.

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Other Ancillary Businesses
Operating loss for the Multifamily segment was $8 million in the second quarter of 2023, compared to operating earnings of $1 million in the second quarter of 2022. Operating loss for the Lennar Other segment was $18 million in the second quarter of 2023, compared to operating loss of $108 million in the second quarter of 2022.
RESULTS OF OPERATIONS
SIX MONTHS ENDED MAY 31, 2023 COMPARED TO
SIX MONTHS ENDED MAY 31, 2022
Homebuilding
Revenues from home sales were $13.7 billion in both the six months ended May 31, 2023 and 2022. Revenues were flat primarily because a 6% increase in the number of home deliveries was offset by a 5% decrease in average sales price of homes delivered. New home deliveries increased to 30,733 homes in the six months ended May 31, 2023 from 29,087 homes in the six months ended May 31, 2022. The average sales price of homes delivered was $449,000 in the six months ended May 31, 2023, compared to $472,000 in the six months ended May 31, 2022. The decrease in average sales price of homes delivered in the six months ended May 31, 2023 compared to the same period last year was primarily due to pricing to market and product mix.
Gross margins on home sales were $3.0 billion, or 21.9%, in the six months ended May 31, 2023, compared to $3.9 billion, or 28.4%, in the six months ended May 31, 2022. During the six months ended May 31, 2023, gross margin decreased because revenues per square foot decreased year over year as the Company priced homes to market and costs per square foot increased primarily due to higher materials and labor costs. In addition, land costs increased year over year.
Selling, general and administrative expenses were $960 million in the six months ended May 31, 2023, compared to $915 million in the six months ended May 31, 2022. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 7.0% in the six months ended May 31, 2023, from 6.7% in the six months ended May 31, 2022.
Financial Services
Operating earnings for the Financial Services segment were $191 million in the six months ended May 31, 2023, compared to $195 million in the six months ended May 31, 2022.
Other Ancillary Businesses
Operating loss for the Multifamily segment was $30 million in the six months ended May 31, 2023, compared to operating earnings of $6 million in the six months ended May 31, 2022. Operating loss for the Lennar Other segment was $58 million in the six months ended May 31, 2023, compared to operating loss of $512 million in the six months ended May 31, 2022.

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Tax Rate
For the six months ended May 31, 2023 and 2022, the Company had a tax provision of $466 million and $600 million, respectively, which resulted in an overall effective income tax rate of 24.1% and 24.7%, respectively. In the six months ended May 31, 2023, the Company's overall effective income tax rate was lower than last year primarily due to the reinstatement of the new energy efficient homes credit as a result of the enactment of the Inflation Reduction Act during the third quarter of 2022.
Share Repurchases
During the second quarter of 2023, the Company repurchased 2 million shares of its common stock for $208 million at an average share price of $103.91. During the six months ended May 31, 2023, the Company repurchased 4 million shares of its common stock for $397 million at an average share price of $99.25.
Debt Repurchases
During the three months ended May 31, 2023, the Company repurchased $158 million aggregate principal amount of Senior Notes due in fiscal 2024.
Liquidity
At May 31, 2023, the Company had $4.0 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.6 billion revolving credit facility, thereby providing approximately $6.6 billion of available capacity.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the third quarter and fiscal year 2023:

	Third Quarter 2023	Fiscal Year 2023
New Orders	18,000 - 19,000
Deliveries	17,750 - 18,250	68,000 - 70,000
Average Sales Price	Consistent with Q2 2023
Gross Margin % on Home Sales	23.5% - 24.0%
S,G&A as a % of Home Sales	6.7% - 6.8%
Financial Services Operating Earnings	$100 million - $105 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause such differences include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; decreased demand for our homes, or for Multifamily rental apartments or single family homes; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings on the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies and our planned spin-off of certain businesses; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses; possible unfavorable results in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, June 15, 2023. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3357 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2023	2022	2023	2022
Revenues:
Homebuilding	$7,670,017	7,977,982	13,826,322	13,730,187
Financial Services	222,979	200,166	405,960	376,867
Multifamily	151,744	176,021	295,267	443,380
Lennar Other	411	4,527	8,031	11,778
Total revenues	$8,045,151	8,358,696	14,535,580	14,562,212

Homebuilding operating earnings	$1,214,409	1,880,411	2,121,248	2,990,261
Financial Services operating earnings	112,599	103,935	191,336	194,726
Multifamily operating earnings (loss)	(8,162)	668	(29,763)	6,095
Lennar Other operating loss	(18,399)	(108,424)	(58,156)	(511,558)
Corporate general and administrative expenses	(124,752)	(105,207)	(250,858)	(218,868)
Charitable foundation contribution	(17,074)	(16,549)	(30,733)	(29,087)
Earnings before income taxes	1,158,621	1,754,834	1,943,074	2,431,569
Provision for income taxes	(280,879)	(432,276)	(466,024)	(599,696)
Net earnings (including net earnings attributable to noncontrolling interests)	877,742	1,322,558	1,477,050	1,831,873
Less: Net earnings attributable to noncontrolling interests	6,048	1,802	8,822	7,536
Net earnings attributable to Lennar	$871,694	1,320,756	1,468,228	1,824,337

Average shares outstanding:
Basic	284,910	289,895	285,492	291,913
Diluted	284,910	289,895	285,492	291,913

Earnings per share:
Basic	$3.01	4.50	5.07	6.17
Diluted	$3.01	4.49	5.07	6.16

Supplemental information:
Interest incurred (1)	$49,704	61,798	99,281	121,732

EBIT (2):
Net earnings attributable to Lennar	$871,694	1,320,756	1,468,228	1,824,337
Provision for income taxes	280,879	432,276	466,024	599,696
Interest expense included in:
Costs of homes sold	61,145	77,608	110,597	137,766
Costs of land sold	1,028	87	1,047	204
Homebuilding other income (expense), net	3,758	5,338	7,332	10,574
Total interest expense	65,931	83,033	118,976	148,544
EBIT	$1,218,504	1,836,065	2,053,228	2,572,577
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2023	2022	2023	2022
Homebuilding revenues:
Sales of homes	$7,636,579	7,963,683	13,730,406	13,685,440
Sales of land	16,314	7,524	26,032	31,491
Other homebuilding	17,124	6,775	69,884	13,256
Total homebuilding revenues	7,670,017	7,977,982	13,826,322	13,730,187

Homebuilding costs and expenses:
Costs of homes sold	5,916,325	5,610,783	10,719,168	9,795,647
Costs of land sold	11,932	7,815	34,009	36,371
Selling, general and administrative	510,700	486,555	960,494	915,033
Total homebuilding costs and expenses	6,438,957	6,105,153	11,713,671	10,747,051
Homebuilding net margins	1,231,060	1,872,829	2,112,651	2,983,136
Homebuilding equity in earnings (loss) from unconsolidated entities	(12,279)	4,862	(9,093)	4,576
Homebuilding other income (expense), net	(4,372)	2,720	17,690	2,549
Homebuilding operating earnings	$1,214,409	1,880,411	2,121,248	2,990,261

Financial Services revenues	$222,979	200,166	405,960	376,867
Financial Services costs and expenses	110,380	96,231	214,624	182,141
Financial Services operating earnings	$112,599	103,935	191,336	194,726

Multifamily revenues	$151,744	176,021	295,267	443,380
Multifamily costs and expenses	154,354	175,152	303,310	438,889
Multifamily equity in earnings (loss) from unconsolidated entities and other income, net	(5,552)	(201)	(21,720)	1,604
Multifamily operating earnings (loss)	$(8,162)	668	(29,763)	6,095

Lennar Other revenues	$411	4,527	8,031	11,778
Lennar Other costs and expenses	6,795	8,236	13,271	13,643
Lennar Other equity in loss from unconsolidated entities, other expense, net, and other loss	(37,512)	(26,750)	(54,459)	(36,558)
Lennar Other unrealized gains (losses) from technology investments (1)	25,497	(77,965)	1,543	(473,135)
Lennar Other operating loss	$(18,399)	(108,424)	(58,156)	(511,558)
(1)The following is a detail of Lennar Other unrealized gains (losses) from mark-to-market adjustments on technology investments:

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2023	2022	2023	2022
Blend Labs (BLND)	$(1,332)	(13,550)	(746)	(20,992)
Hippo (HIPO)	(4,399)	(37,946)	2,233	(162,403)
Opendoor (OPEN)	22,512	(20,999)	14,821	(164,360)
SmartRent (SMRT)	8,621	(3,950)	9,926	(48,313)
Sonder (SOND)	(138)	(1,626)	(458)	(2,132)
Sunnova (NOVA)	233	106	(24,233)	(74,935)
	$25,497	(77,965)	1,543	(473,135)

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Alabama, Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended May 31,
	2023	2022	2023	2022	2023	2022
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,372	5,198	$2,349,348	2,225,725	$437,000	428,000
Central	3,220	2,944	1,400,226	1,283,763	435,000	436,000
Texas	3,908	3,288	1,137,517	1,093,533	291,000	333,000
West	4,565	5,110	2,773,005	3,367,261	607,000	659,000
Other	9	9	7,401	9,159	822,000	1,018,000
Total	17,074	16,549	$7,667,497	7,979,441	$449,000	483,000
Of the total homes delivered listed above, 72 homes with a dollar value of $31 million and an average sales price of $429,000 represent home deliveries from unconsolidated entities for the three months ended May 31, 2023, compared to 44 home deliveries with a dollar value of $16 million and an average sales price of $358,000 for the three months ended May 31, 2022.

	At May 31,		For the Three Months Ended May 31,
	2023	2022	2023	2022	2023	2022	2023	2022
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	370	354	5,484	5,973	$2,356,554	2,753,770	$430,000	461,000
Central	299	315	3,618	3,576	1,539,430	1,663,354	425,000	465,000
Texas	226	205	3,732	3,375	1,079,757	1,189,263	289,000	352,000
West	365	348	5,045	4,858	3,190,159	3,482,679	632,000	717,000
Other	3	3	6	10	5,544	9,203	924,000	920,000
Total	1,263	1,225	17,885	17,792	$8,171,444	9,098,269	$457,000	511,000
Of the total homes listed above, 73 homes with a dollar value of $37 million and an average sales price of $507,000 represent homes in seven active communities from unconsolidated entities for the three months ended May 31, 2023, compared to 60 homes with a dollar value of $31 million and an average sales price of $514,000 in seven active communities for the three months ended May 31, 2022.

	For the Six Months Ended May 31,
	2023	2022	2023	2022	2023	2022
Deliveries:	Homes		Dollar Value		Average Sales Price
East	9,667	9,280	$4,239,069	3,898,097	$439,000	420,000
Central	5,520	5,465	2,423,845	2,389,692	439,000	437,000
Texas	7,329	5,825	2,154,490	1,899,163	294,000	326,000
West	8,207	8,502	4,967,027	5,509,465	605,000	648,000
Other	10	15	8,566	14,161	857,000	944,000
Total	30,733	29,087	$13,792,997	13,710,578	$449,000	472,000
Of the total homes delivered listed above, 135 homes with a dollar value of $63 million and an average sales price of $464,000 represent home deliveries from unconsolidated entities for the six months ended May 31, 2023, compared to 69 home deliveries with a dollar value of $25 million and an average sales price of $364,000 for the six months ended May 31, 2022.

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	For the Six Months Ended May 31,
	2023	2022	2023	2022	2023	2022
New Orders:	Homes		Dollar Value		Average Sales Price
East	9,761	10,883	$4,208,450	4,886,826	$431,000	449,000
Central	5,923	6,688	2,509,528	3,065,492	424,000	458,000
Texas	6,874	6,141	1,959,213	2,111,048	285,000	344,000
West	9,510	9,812	5,898,485	6,818,611	620,000	695,000
Other	11	15	9,229	13,831	839,000	922,000
Total	32,079	33,539	14,584,905	16,895,808	$455,000	504,000
Of the total new orders listed above, 170 homes with a dollar value of $75 million and an average sales price of $443,000 represent new orders from unconsolidated entities for the six months ended May 31, 2023, compared to 104 new orders with a dollar value of $48 million and an average sales price of $463,000 for the six months ended May 31, 2022.

	At May 31,
	2023	2022	2023	2022	2023	2022
Backlog:	Homes		Dollar Value		Average Sales Price
East	8,799	9,882	$3,789,706	4,566,295	$431,000	462,000
Central	4,428	6,381	1,941,113	3,010,596	438,000	472,000
Texas	2,242	4,582	641,806	1,665,155	286,000	363,000
West	4,743	7,775	3,157,935	5,444,307	666,000	700,000
Other	2	4	1,828	3,611	914,000	903,000
Total	20,214	28,624	$9,532,388	14,689,964	$472,000	513,000
Of the total homes in backlog listed above, 201 homes with a backlog dollar value of $90 million and an average sales price of $450,000 represent the backlog from unconsolidated entities at May 31, 2023, compared to 114 homes with a backlog dollar value of $52 million and an average sales price of $453,000 at May 31, 2022.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	May 31,	November 30,
	2023	2022
ASSETS
Homebuilding:
Cash and cash equivalents	$4,004,679	4,616,124
Restricted cash	19,000	23,046
Receivables, net	619,720	673,980
Inventories:
Finished homes and construction in progress	12,190,243	11,718,507
Land and land under development	7,114,082	7,382,273
Consolidated inventory not owned	2,382,495	2,331,231
Total inventories	21,686,820	21,432,011
Investments in unconsolidated entities	1,137,189	1,173,164
Goodwill	3,442,359	3,442,359
Other assets	1,582,299	1,323,478
	32,492,066	32,684,162
Financial Services	2,264,658	3,254,257
Multifamily	1,309,548	1,257,337
Lennar Other	791,415	788,539
Total assets	$36,857,687	37,984,295

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,700,895	1,616,128
Liabilities related to consolidated inventory not owned	2,014,506	1,967,551
Senior notes and other debts payable, net	3,852,258	4,047,294
Other liabilities	2,433,038	3,347,673
	10,000,697	10,978,646
Financial Services	1,311,928	2,353,904
Multifamily	298,523	313,484
Lennar Other	85,420	97,894
Total liabilities	11,696,568	13,743,928
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	25,843	25,608
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,546,128	5,417,796
Retained earnings	20,111,368	18,861,417
Treasury stock	(675,686)	(210,389)
Accumulated other comprehensive income	3,832	2,408
Total stockholders’ equity	25,015,145	24,100,500
Noncontrolling interests	145,974	139,867
Total equity	25,161,119	24,240,367
Total liabilities and equity	$36,857,687	37,984,295

12-12-12

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31,	November 30,	May 31,
	2023	2022	2022
Homebuilding debt	$3,852,258	4,047,294	4,645,791
Stockholders' equity	25,015,145	24,100,500	21,598,255
Total capital	$28,867,403	28,147,794	26,244,046
Homebuilding debt to total capital	13.3%	14.4%	17.7%

Homebuilding debt	$3,852,258	4,047,294	4,645,791
Less: Homebuilding cash and cash equivalents	4,004,679	4,616,124	1,314,741
Net homebuilding debt	$(152,421)	(568,830)	3,331,050
Net homebuilding debt to total capital (1)	(0.6)%	(2.4)%	13.4%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.